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                                                                   EXHIBIT 4(16)

                          SECOND SUPPLEMENTAL INDENTURE


     THIS SECOND SUPPLEMENTAL INDENTURE (this "Supplemental Indenture") is made and entered into as of December 31, 2000 by and among MGM MIRAGE, a Delaware corporation ("MGM MIRAGE"), as issuer, MGM GRAND HOTEL & CASINO MERGER SUB LLC, a Nevada limited liability company (the "Successor Company"), as subsidiary gurarantor and successor by merger to MGM GRAND HOTEL, INC., a Nevada corporation (the "Merging Entity"), and The Bank of New York, as trustee ("the "Trustee") under the Indenture (as defined below). Capitalized terms not defined herein shall have the same meaning as those ascribed to them in the Indenture (as defined below).


                                    RECITALS

     WHEREAS, MGM MIRAGE, certain of the subsidiaries of MGM MIRAGE, including the Merging Entity, as subsidiary guarantors, and the Trustee entered into that certain Indenture, dated as of May 31, 2000 (as amended and/or supplemented, the "Indenture");

     WHEREAS, pursuant to that certain Articles of Merger, dated December 14, 2000, by and between the Successor Company and the Merging Entity, the Merging Entity is being merged with and into the Successor Company on December 31, 2000 (the "Merger"), and immediately following the Merger, MGM MIRAGE will be the sole member of the Successor Company;

     WHEREAS, the Successor Company, as the surviving entity in the Merger, has taken all necessary limited liability company action to duly authorize the execution and delivery of this Supplemental Indenture; and

     WHEREAS, the Successor Company is delivering to the Trustee, concurrently herewith, the documents required by the Indenture in connection with the Merger and this Supplemental Indenture;

     NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree, for the benefit of each other and the holders of the Notes, as follows:


                                    ARTICLE I
                            ASSUMPTION OF OBLIGATIONS

     SECTION 1.01 The Successor Company hereby expressly assumes all of the obligations of the Merging Entity under the Guarantee and the Indenture upon the effectiveness of the Merger.


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                                   ARTICLE II
                             CONCERNING THE TRUSTEE

     SECTION 2.01 The Trustee hereby accepts the trusts hereby declared and provided and agrees to perform the same upon the terms and conditions set forth in the Indenture and in this Supplemental Indenture, including the terms and provisions defining and limiting the liabilities in the performance of the trust created by the Indenture, as supplemented by this Supplemental Indenture.

     SECTION 2.02 The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Successor Company.


                                   ARTICLE III
                                  MISCELLANEOUS

     SECTION 3.01 Upon the execution and delivery of this Supplemental Indenture by the Successor Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

     SECTION 3.02 The Trustee may place an appropriate notation about the Supplemental Indenture on any Note authenticated after the execution and delivery of this Supplemental Indenture. MGM MIRAGE may, in its sole discretion, issue in exchange for all outstanding Notes, and the Trustee shall then authenticate, new Notes that reflect the Supplemental Indenture.

     SECTION 3.03 Except as modified herein, the Indenture is in all respects confirmed and preserved, and all provisions of the Indenture shall remain in full force and effect.

     SECTION 3.04 This Supplemental Indenture may be executed in any number of counterparts, and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

     SECTION 3.05 This Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of Nevada, without regard to the conflicts of laws rules thereof.




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         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be executed as of the day and year first above written.



                               MGM MIRAGE,
                               AS ISSUER




                               By: SCOTT LANGSNER
                                   ------------------------------------------
                                   Name:  Scott Langsner
                                   Title:  Secretary/Treasurer


                               MGM GRAND HOTEL & CASINO MERGER SUB
                          LLC, AS SUBSIDIARY GUARANTOR


                               By:  MGM MIRAGE





                                       By:  SCOTT LANGSNER
                                            ---------------------------------
                                            Name:    Scott Langsner
                                            Title:  Secretary/Treasurer



                               THE BANK OF NEW YORK,
                               AS TRUSTEE




                               By: STACEY POINDEXTER
                                   ------------------------------------------
                                   Name: Stacey Poindexter
                                   Title: Assistant Treasurer